EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: Richard B. Hurd, President and Chief Executive Officer
TELEPHONE: (414) 421-8200

1895 BANCORP OF WISCONSIN COMPLETES STOCK OFFERING AND REORGANIZATION

Greenfield, Wisconsin, January 8, 2019: 1895 Bancorp of Wisconsin, Inc. (the “Company”), the federally-chartered holding company for PyraMax Bank, FSB (the “Bank”), announced today that it completed its stock offering in connection with the mutual holding company reorganization of the Bank.

The Company sold 2,145,738 shares of common stock at $10.00 per share in its subscription offering for gross proceeds of approximately $21.5 million, including 175,528 shares purchased by the Bank’s employee stock ownership plan. In connection with the reorganization, the Company also issued 48,767 shares of common stock to 1895 Bancorp of Wisconsin Community Foundation, Inc. and 2,682,172 shares of common stock to 1895 Bancorp of Wisconsin, MHC, a federally-chartered mutual holding company.

Shares of the Company’s common stock are expected to begin trading on January 9, 2019 on the Nasdaq Capital Market under the trading symbol “BCOW.” Direct Registration Statements reflecting the shares purchased in the stock offering are expected to be mailed to subscribers on or about January 9, 2019.

Subscribers in the subscription offering may confirm their allocation online at https://allocations.kbw.com or by contacting the Stock Information Center at 1-(877) 643-8217.  The Stock Information Center is open Monday through Friday, between 9:00 a.m. and 3:00 p.m. Central Time.

Rick Hurd, Chief Executive Officer of the Company, said: “Our board of directors, and the officers and employees of the Bank would like to extend our appreciation to our customers for their loyalty and support in completing our reorganization and stock offering. We look forward to continuing to serve our community, attaining our strategic goals and delivering value to our stockholders.”

Luse Gorman, PC, Washington, D.C., served as special counsel to the Company and the Bank for the reorganization and offering.  Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as selling agent in the subscription offering and served as financial advisor to the Company and the Bank in connection with the reorganization and offering.  Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., served as counsel to Keefe, Bruyette & Woods, Inc.

PyraMax Bank, FSB was established in 1895 and conducts its business from its headquarters in Greenfield, Wisconsin.  Its banking office network currently has five full service banking offices in Milwaukee County, two full service banking offices in Waukesha County and one full service banking office in Ozaukee County, Wisconsin.

This release contains certain forward-looking statements based on current expectations, estimates and projections about the Company’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.